UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_____________________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 19, 2013
______________
SERVICENOW, INC.
(Exact name of registrant as specified in its charter)
______________

Delaware	001-35580	20-2056195
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

3260 Jay Street
Santa Clara, California	95054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 501-8550

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

______________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d):   Election of Directors

On November 16, 2013, upon the recommendation of the Nominating and Governance Committee, the Board of Directors (the “Board”) of ServiceNow, Inc. (the “Company”) voted to increase the size of the Board from eight to nine members and elect Charles Giancarlo to the Board effective as of November 19, 2013.  Mr. Giancarlo will serve as a Class II director whose current term will expire at the Company’s 2014 annual meeting of stockholders. There are no arrangements or understandings between Mr. Giancarlo and any other persons pursuant to which Mr. Giancarlo was named as a director.

Mr. Giancarlo has not yet been appointed to any standing committees of the Board. The Company will file an amendment to this Form 8-K to disclose any such appointments after they are made.

Mr. Giancarlo has served as a managing director of Silver Lake Partners since January 2008, a private investment firm that focuses on the technology, technology-enabled and related growth industries. From May 1993 to December 2007, Mr. Giancarlo served in numerous senior executive roles at Cisco Systems, Inc., a provider of communications and networking products and services, most recently as the Executive Vice President and Chief Development Officer from May 2004 to December 2007. Mr. Giancarlo serves on the boards of directors of Accenture plc, a management consulting business, Avaya, Inc., a provider of business collaboration and communications solutions, Imperva, Inc., a provider of business security solutions, and various private companies. Mr. Giancarlo previously served on the board of directors of Netflix, Inc., an online movie rental subscription service, from April 2007 until May 2012. Mr. Giancarlo holds a B.S. in Electrical Engineering from Brown University, an M.S. in Electrical Engineering from the University of California, Berkeley and an M.B.A from Harvard Business School.

Mr. Giancarlo is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment to the Board, Mr. Giancarlo will be compensated according to the Company’s Non-Employee Director Compensation Policy adopted by the Board on October 25, 2013 (the “Policy”).  Under the Policy, non-employee directors of the Company will receive the following annual retainer fees, equity awards and other compensation:

Annual Retainer Fees. Non-employee directors, other than those who are prohibited from receiving director compensation pursuant to the policies of their affiliated funds, will be compensated as follows:

•	$25,000 annual cash retainer;
•	$20,000 for the chair of our Audit Committee and $5,000 for each of its other members;
•	$10,000 for the chair of our Leadership Development and Compensation Committee and $3,750 for each of its other members; and
•	$5,000 for the chair of our Nominating and Corporate Governance Committee and $2,500 for each of its other members.

Equity Awards. Each newly-elected or appointed non-employee director will be granted (i) stock options with an aggregate value of $350,000, which initial stock option award will vest in equal monthly installments for three years, and (ii) restricted stock units (“RSUs”) with an aggregate value of $350,000, which initial RSU award will vest in equal annual installments over three years, in each case, so long as such director provides continuous services to the Company. Following each annual meeting of the Company’s stockholders, each non-employee director will be granted annual stock options with an aggregate value of $175,000 and annual restricted stock units with an aggregate value of $175,000.  Each such annual award of stock options and restricted stock units will vest in full and become exercisable on the earlier of the one-year anniversary of the grant date or the subsequent annual meeting of the Company’s stockholders.

Stock options granted to non-employee directors accelerate and vest in full in the event of a change of control. The awards have 10-year terms and terminate three months following the date the director ceases to provide continuous services to the Company or 12 months following that date if the termination is due to death or disability.

Other Compensation. Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their reasonable travel expenses incurred in attending Board and committee meetings, certain Company events and approved continuing education programs.

On November 19, 2013, the Company’s Compensation Committee approved the initial grant of stock options and RSUs according to the Policy set forth above for Mr. Giancarlo and established a date of grant for such initial awards as of December 7, 2013.

Further, in connection with his appointment to the Board, Mr. Giancarlo executed the Company’s standard form of indemnity agreement for directors.

A copy of the Company’s press release regarding the foregoing matters is filed as an exhibit to this report and incorporated by reference herein. This exhibit shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing of the Company, whether made before or after the date of this report and irrespective of any general incorporation language in any filings.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release dated November 19, 2013 announcing the election of Charles Giancarlo to ServiceNow’s Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERVICENOW, INC.

Date: November 19, 2013	By:	/s/ Michael P. Scarpelli
Michael P. Scarpelli
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
99.1	Press Release dated November 19, 2013 announcing the election of Charles Giancarlo to ServiceNow’s Board of Directors.